Exhibit 10.1

Yahoo! Final

Execution Copy

Yahoo! Inc.

701 First Avenue

Sunnyvale, California

October 15, 2012

Henrique de Castro

Dear Henrique:

On behalf of Yahoo! Inc. (“Yahoo!” or the “Company”), I am pleased to offer you the position of Chief Operating Officer and Executive Vice President, reporting to the Chief Executive Officer. You will be based in London, England on a temporary basis until a work visa that enables you to work in the United States is issued, at which point you will be based in Sunnyvale, California. In your position, you will have responsibility for the Company’s sales, operations, media and business development functions and such other duties and responsibilities commensurate with your position as may be assigned to you by the Chief Executive Officer from time to time. During your employment in London, England, you shall be entitled to all statutory employment rights as outlined in the Employment Rights Act, 1996 (England). Your appointment has been approved by the Company’s Board of Directors (the “Board”) and your compensation package as outlined herein has been approved by the Compensation and Leadership Development Committee of the Board (“Compensation Committee”). While you are based in London, England, you will be employed by a United Kingdom subsidiary of Yahoo!. For the avoidance of doubt, time periods used in this offer letter are inclusive of your service as an employee of such UK subsidiary of Yahoo! and for purposes of this letter, your first day of work at Yahoo! or such UK subsidiary of Yahoo! following cessation of your employment with your current employer will be considered your “Employment Start Date.” You agree that your Employment Start Date will occur no more than three months and one week from the date of this offer letter. If you are relieved of your employment obligation to your current employer earlier than three months from the date of this offer letter, your first day of work at Yahoo! will be within approximately two weeks thereafter on a date that is mutually agreeable to you and to Yahoo!, acknowledging the shared objective of having you commence work for the Company as soon as practicable.

Base Salary. Your starting annual base salary will be $50,000.00 per month ($600,000.00 annually), less applicable taxes, deductions and withholdings, paid semi-monthly and subject to annual review. Yahoo!’s regularly scheduled pay days are currently on the 10th and 25th of every month.

Executive Incentive Plan. Beginning in 2013, you also will be eligible to participate in the Company’s Executive Incentive Plan (“EIP”), with a target incentive of 90% of your annual base salary (the “Target Award”), pro-rated based on the period of time you are employed at Yahoo! in an EIP eligible position during the relevant Company fiscal year, less applicable taxes, deductions, and withholdings. Target incentives do not constitute a promise of payment. Your actual EIP payout will depend on Yahoo!’s financial performance (and, to the extent applicable, the Compensation Committee’s assessment of your individual performance) and any EIP payout is subject to, and governed by, the terms and requirements of the EIP document.

In addition, subject to approval by the Compensation Committee, as a senior leader of Yahoo!, you will be eligible for consideration to receive long-term performance-based incentive equity awards under the Yahoo! Inc. 1995 Stock Plan, as amended (the “Stock Plan”).

Make-Whole Cash Bonus. You will receive a make-whole cash bonus of $1,000,000.00 (the “Make-Whole Cash Bonus”), less applicable taxes, deductions and withholdings, payable to you within seven (7) business days of your Employment Start Date. If during the first six (6) months following your Employment Start Date, you voluntarily resign from your employment with Yahoo! without Good Reason (as defined on Appendix A) or your employment is terminated by Yahoo! with Cause (as defined on Appendix A), then the repayment of the entire Make-Whole Cash Bonus will become due and payable by you to Yahoo! within seven (7) business days following your last day of employment.

Restricted Stock Units. You will be granted an award of Restricted Stock Units with an award value of $18,000,000 (“RSUs”). The RSUs will be granted on the first regularly scheduled grant date after your Employment Start Date (“Next Grant Date”). The number of RSUs granted shall be calculated on the Next Grant Date based on a fraction, the numerator of which is $18,000,000 and the denominator of which shall be the Company’s then-current per share stock price. The RSUs shall vest 25% on the first anniversary of the Next Grant Date, and the remaining 75% shall vest in equal monthly installments over the thirty-six month period thereafter. Except as otherwise provided herein, the RSUs will be subject to the terms and conditions of the Stock Plan and the applicable RSU award agreement, which shall be, subject to the provisions hereof, the same as the terms and conditions of the restricted stock units granted to the Company’s Chief Executive Officer in July 2012, and vesting of the RSUs will be contingent on your continued employment with Yahoo! through each vesting date. Following the vesting of the RSUs, you will receive one share of Yahoo! Inc. common stock for each vested RSU (subject to any applicable tax withholdings or deductions) within the 30-day period following such vesting. The grant will provide for automatic use of a portion of the RSUs to cover minimum tax withholding so that you will not need to make any cash payments to cover such minimum tax withholding.

Performance Stock Options. You will be granted an award of performance-based options to purchase the Company’s common stock with a target valuation of $18,000,000 (“Stock Options”). The number of Stock Options shall be calculated on the Next Grant Date in accordance with the Company’s customary option valuation practices and, subject to applicable adjustments in the event of stock splits, stock dividends or other similar capital transactions between calculation and grant, shall be issued on the next regularly scheduled equity grant date after your Employment Start Date that is on or after November 26, 2012. The Stock Options shall vest in four equal tranches on the following dates: July 26, 2013, January 26, 2014, January 26, 2015 and January 26, 2016, provided that, in each case, you are employed by the Company on the applicable vesting date and provided that you satisfy the performance criteria established by the Compensation Committee based on the Company’s business and strategic plans. Except as otherwise provided herein, the Stock Options will be subject to the terms and conditions of the Stock Plan and the applicable notice of stock option grant and stock option agreement.

Effect of Termination on RSUs and Stock Options. In the event your employment is terminated by the Company without Cause, the RSUs that would have vested within 12 months after such termination shall immediately vest, and the Stock Options that would have vested in the 12 months following termination of employment if the applicable performance criteria were satisfied, shall remain subject to satisfaction of the performance criteria and, if such criteria are satisfied, vest as if you were employed on such vesting date. In the event your employment is terminated by you with Good Reason, due to disability (as defined under the Company’s applicable long term disability plan) or as a result of your death, in each case, not within a period of time covered by Yahoo!’s change in control severance plan, a portion of the RSUs equal to the applicable Specified Percentage (as defined below) of such amount of the unvested RSUs which would have vested within 12 months after such termination shall immediately vest, and a portion of the Stock Options equal to the applicable Specified Percentage of such amount of the unvested Stock Options which would have vested in the 12 months following termination of employment if the applicable performance criteria were satisfied, shall remain subject to satisfaction of such performance criteria and, if such criteria are satisfied, vest as if you were employed on such vesting date. Upon termination of your employment by the Company without Cause, by you with Good Reason, due to your disability or as a result of your death, all other RSUs (other than the Make Whole RSUs and RSUs vested but not settled) and unvested Stock Options shall be immediately forfeited. In the case of a Cause termination of your employment by the Company or a voluntary resignation by you without Good Reason, all unvested RSUs and Stock Options shall be immediately forfeited. As used herein, a “Specified Percentage” shall mean (i) 25%, if your employment is terminated prior to the first anniversary of the applicable date of grant, (ii) 50%, if your employment is terminated on or after the first anniversary and prior to the second anniversary of the applicable date of grant, (iii) 75%, if your employment is terminated on or after the second anniversary and prior to the third anniversary of the applicable date of grant, and (iv) 100%, if your employment is terminated after the third anniversary of the applicable date of grant. In the event of any termination covered by Yahoo!’s change in control severance plans, the applicable provision of such plan then in effect shall apply, but any accelerated vesting for termination of your employment by you with Good Reason, due to your disability or as a result of your death, will only apply with respect to the Specified Percentage of the RSUs and Stock Options and not with respect to the entire grant amounts.

Make-Whole Restricted Stock Units. You will be granted an additional award of restricted stock units with a target valuation of $20,000,000 (“Make-Whole RSUs”). The Make-Whole RSUs will be granted on the Next Grant Date. The number of Make-Whole RSUs granted shall be calculated on the Next Grant Date based on a fraction, the numerator of which is $20,000,000 and the denominator of which shall be the Company’s then-current per share stock price. The Make-Whole RSUs will vest over a four-year period: 1/48th of the Make-Whole RSUs will vest (and be paid out) on the one-month anniversary of the Next Grant Date, and on each monthly anniversary thereafter, provided in each case that you are employed by the Company on the applicable vesting date. In the event your employment is terminated by the Company without Cause, due to disability (as defined under the Company’s applicable long term disability plan), by you with Good Reason or as a result of your death, in each case, at any time, then 100% of the unvested Make-Whole RSUs will immediately vest. All unvested Make-Whole RSUs shall be immediately forfeited in the case of a Cause termination by the Company or a voluntary resignation by you without Good Reason. Following the vesting of the Make-Whole RSUs, you will receive one share of Yahoo! Inc. common stock for each vested Make-Whole RSU (subject to any applicable tax withholdings or deductions) within the 30-day period following such vesting. The grant will provide for automatic use of a portion of the Make-Whole RSUs to cover minimum tax withholding so that you will not need to make any cash payments to cover such minimum tax withholding. The Company reserves the right to utilize restricted stock instead of restricted stock units for this grant.

Subsequent Long-Term Equity Grants. Commencing in 2013, during your employment with the Company, you will be eligible to be granted annual equity awards under the Stock Plan (“Annual Grants”). The actual grant date value of all such Annual Grants made during your employment with Yahoo! shall be determined in the discretion of the Compensation Committee, and you recognize that the initial grants that are provided for hereunder are intended to represent four years worth of grants. All of such Annual Grants shall be subject to any applicable tax withholding or deductions.

General Terms. Subject to any specific provisions herein, all grants will be on such terms and conditions as determined by the Compensation Committee. All grants hereunder shall be made pursuant to the Stock Plan and shall be subject to the terms and conditions of the Stock Plan, including, without limitation, Section 8 thereof (which provides that the number of shares underlying an option award granted to any one person during a calendar year shall not exceed 15,000,000).

Stock Ownership. You recognize that you are subject to the Yahoo! requirements for stock ownership by officers.

Benefits. A significant part of your total compensation at Yahoo! is derived from the benefits that Yahoo! provides. Yahoo! provides a very competitive benefits package for its eligible full- and part-time employees. Eligible Yahoos may participate in Yahoo!’s health insurance benefits

(medical, dental and vision), life insurance, short term and long term disability, the Employee Stock Purchase Plan, 401(k) Plan, and Yahoo!’s Flexible Spending Plan (Healthcare Reimbursement Account and/or Dependent Care Reimbursement Account). Yahoos working less than 40 hours per week may not be eligible for all benefit programs or certain benefits may be provided on a pro-rated basis. Please refer to benefit plan documents for eligibility. Of course, Yahoo! may change its benefits at any time. Prior to new hire orientation, you will be provided a website address and logon instructions to access detailed information about Yahoo! benefits programs, including the plan documents. During any period of your employment while you are based in London, England, you will receive benefits pursuant to Yahoo!’s United Kingdom benefit programs. During any period of your employment while you are based in the United States, you will receive benefits pursuant to Yahoo!’s United States benefit programs.

The Company will reimburse you for reasonable legal fees arising in connection with negotiating and reviewing this letter and other matters relating to you joining Yahoo!, up to a maximum of twenty five thousand dollars ($25,000) (based on your attorney’s normal charges and upon providing Yahoo! with documentation of the charges).

You will be eligible to receive reasonable reimbursements in connection with your relocation to the Sunnyvale, California area and/or the London, England area generally in accordance with the Company’s relocation policies, subject to (including exceptions) approval by the Company’s Chief Executive Officer acting in accordance with the authority delegated to her by the Compensation Committee.

Paid Time Off. You will be eligible to accrue up to 20 days of vacation in each of your first four (4) years of employment at Yahoo (up to the maximum vacation accrual cap for others accruing at that same rate as specified in the Company Vacation Policy). Thereafter, you will accrue vacation at the regular Company vacation accrual rate (up to the cap specified in our Vacation Policy). Vacation is accrued based on hours worked, therefore Yahoos who work less than 40 hours per week accrue vacation on a pro-rata basis. In addition, Yahoo! currently provides eligible employees in the United States with fourteen (14) paid holidays each year.

Severance. In addition, as a senior leader of Yahoo!, you will be eligible for severance benefits comparable to other executives at your level with regard to severance in both a change in control and a non-change in control situation, adjusted as noted above with regard to the equity grants. The non-change in control severance shall be based on Yahoo!’s current severance policy as in effect for such executives, while the change in control severance shall be based on the policy in effect from time to time in such situations. Notwithstanding the non-change in control severance policy, for purposes of severance in such situations, “Good Reason” shall be treated the same as a “without Cause” termination and “Cause” shall have the meaning set forth herein.

Clawbacks. All bonuses and equity grants are subject to Yahoo! “clawback” policies as in effect from time to time, including any established under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Proprietary Agreement and No Conflict with Prior Agreements. As an employee of Yahoo!, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of Yahoo! and its clients. Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at Yahoo!. Therefore, you must read, complete, and sign the enclosed Employee Confidentiality and Assignment of Inventions Agreement (“Proprietary Agreement”) and the Proprietary Information Obligations Checklist and return the Proprietary Agreement to Yahoo! prior to your Employment Start Date. In addition, you must comply with any existing and/or continuing contractual obligations that you may have with any employer prior to your employment with Yahoo!. You represent that you have provided Yahoo! with full and complete copies of all restrictive covenants relevant to an employment relationship with Yahoo!, or to any limitations on your employment activities to which you are or will be subject or bound to a third party as a result of your accepting employment with Yahoo! (“Restrictive Matter”). By signing this offer letter, you represent that you will not knowingly breach any agreement you have with, or obligations you owe to, any third party. Notwithstanding any provision in this offer letter to the contrary, in reliance on your above representations, the Company agrees that, in the event any claim is brought against you by your former employer (“Claim”) as a result of your employment by Yahoo!, Yahoo! will indemnify you, and hold you harmless, against any costs (including reasonable legal fees) or damages resulting from such Claim. The Company’s obligation to indemnify you will apply to Claims that are resolved by a final decree from a court or arbiter, by a mutual settlement agreement, or if the Claim is dismissed or otherwise terminated without further prosecution. As a condition of indemnification under this paragraph, (i) you shall give Yahoo! prompt notice of any Claim, (ii) Yahoo! shall be given the full opportunity to assume the defense of any such Claim, including the selection of counsel and the right to settle or defend the same in its good faith judgment, and (iii) you shall cooperate fully with Yahoo! in good faith in defending any Claim. For the avoidance of doubt, you may not settle any such Claim without the prior written consent of Yahoo!.

Obligations. During your employment, you shall devote your full business efforts and time to Yahoo!. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or, with the consent of the Company’s Chief Executive Officer, from serving on the boards of directors of companies that are not competitors to Yahoo!, as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at Yahoo!. Any outside activities must also be in compliance with and approved to the extent required by Yahoo!’s Code of Ethics or Corporate Governance Guidelines.

Non-competition. In addition to the obligations specified in the Proprietary Agreement, you agree that, during your employment with Yahoo! you will not engage in, or have any direct or indirect interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of Yahoo!, including, without limitation, any then-current activities relating to providing Internet navigational products or services or advertising and any then-current activities providing search, e-mail, chat, e-commerce, instant messaging, content (e.g., music, video), ISP (e.g., connectivity, bandwidth or storage) or other Internet-based delivery or functionality. Notwithstanding the preceding sentence, you may own not more than 1% of the securities of any company whose securities are publicly traded.

Employment At-Will. Subject to any local law that is applicable to you while you are based in London, England, please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or Yahoo!, with or without Cause and with or without advance notice. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by Yahoo!’s Chief Executive Officer and you.

Code of Ethics and Yahoo! Policies. Yahoo! is committed to creating a positive work environment and conducting business ethically. As an employee of Yahoo!, you will be expected to abide by the Company’s policies and procedures including, but not limited to, Yahoo!’s human resources policies and Yahoo!’s Code of Ethics.

Non-Disparagement. You agree, other than with regard to employees in the good faith performance of your duties with the Company while employed by the Company, both during and for five (5) years after your employment with the Company terminates, not to knowingly disparage the Company or its officers, directors, employees or agents in any manner likely to be materially harmful to it or them or its or their business, business reputation or personal reputation. The Company will instruct its Chairman, the Chief Yahoos and the named executive officers of the Company, other than in the good faith performance of their duties to the Company or in connection with their fiduciary duties to the Company and applicable law, both during and for five (5) years after your employment with the Company terminates, not to knowingly disparage you in any manner likely to be harmful to you or your business reputation or personal reputation. This paragraph shall not be violated by statements from either party which are truthful, complete and made in good faith in required response to legal process or governmental inquiry. You also agree that any breach of this non-disparagement provision by you shall be deemed a material breach of this offer letter.

Entire Agreement. This offer letter and the referenced documents and agreements constitute the entire agreement between you and Yahoo! with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and Yahoo! concerning those subject matters. This terms set forth in this offer letter shall not be changed, altered, modified or amended, except by a written agreement that (i) explicitly states the intent of both parties hereto to supplement this offer letter and (ii) is signed by both parties hereto.

Eligibility to Work. Yahoo! and you shall fully cooperate to obtain for you permission to work in the United Kingdom and the United States during your employment with Yahoo!. You shall promptly provide Yahoo! with all information necessary to obtain appropriate visas and, Yahoo!, upon receipt of such information, shall promptly submit the appropriate application to the appropriate authorities. You represent that there is nothing in your background of which you are aware that would prevent the issuance of such visas in the ordinary course.

IRC 409A. This letter agreement is intended to comply with the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4) and be exempt from Section 409A of the Code, and shall be construed and interpreted in accordance with such intent, provided that, if any severance provided at any time hereunder involves non-qualified deferred compensation within the meaning of Section 409A of the Code, it is intended to comply with the applicable rules with regard thereto and shall be interpreted accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A of the Code unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this letter agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered non-qualified deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the date that is immediately following the expiration of the six (6)-month period measured from the date of such “separation from service” of you, and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this letter agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred. For purposes of Section 409A of the Code, your right to receive any installment payments pursuant to this letter agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under the letter agreement that is considered non-qualified deferred compensation. In the event the time period for considering any release and it becoming effective as a condition of receiving severance shall overlap two calendar years, no amount of such severance shall be paid in the earlier calendar year.

Background Check. You represent that all information provided to Yahoo! or its agents with regard to your background is true and correct.

Counterparts. This Offer Letter may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Governing Law. This Offer Letter shall be governed by and construed in all respects by the laws of the State of California without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of California.

To accept this offer, please sign this letter in the space provided below and return the following signed and fully completed documents to me.

•	Offer Letter

•	Employee Confidentiality and Assignment of Inventions Agreement (NDA)

•	Yahoo! Directors & Officers Questionnaire

•	A true and complete attested and certified description of your educational and employment history in the form provided to you (the “Attestation”).

We can’t wait to start working with you and hope that you’ll find working at Yahoo! one of the most rewarding experiences of your life, both professionally and personally.

Start practicing your yodel!

/s/ Marissa Mayer

Marissa Mayer

CEO

I accept this offer of employment with Yahoo! Inc. and agree to the terms and conditions outlined in this letter.

/s/ Henrique de Castro	10-15-12
Signature	Date

Henrique de Castro
Henrique de Castro

Enclosure

cc: HR file

Appendix A

For purposes of the Make-Whole Cash Bonus, the RSUs, the Stock Options, the Make-Whole RSUs and the non change in control severance policy, “Cause” shall mean termination of your employment with the Company based upon the occurrence of one or more of the following which, with respect to clauses (1), (2) and (3) below, if curable, and clause (5) below (but only if cure is permitted under its proviso), you have not cured within fourteen (14) days after you receive written notice from the Company specifying with reasonable particularity such occurrence (note: no notice and cure period is permitted for the other numbered clauses in this definition of Cause): (1) your refusal or material failure to perform your job duties and responsibilities (other than by reason of your serious physical or mental illness, injury, or medical condition), (2) your failure or refusal to comply in any material respect with material Company policies or lawful directives of the Company’s Chief Executive Officer, (3) your material breach of any contract or agreement between you and the Company (including but not limited to this letter agreement and any Employee Confidentiality and Assignment of Inventions Agreement or similar agreement between you and the Company), or your material breach of any statutory duty, fiduciary duty or any other obligation that you owe to the Company, (4) your commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets, (5) your engaging in unprofessional, unethical or other intentional acts that materially discredit the Company or are materially detrimental to the reputation, character or standing of the Company, provided that, if such act or engagement is not willful misconduct and curable (as determined in the good faith discretion of the Board), you will be given the opportunity to cure as provided above, (6) your indictment or conviction or plea of nolo contendre or guilty plea with respect to any felony or crime of moral turpitude, or (7) providing the Company with any knowingly false information regarding your current health condition, work experience or educational qualifications in the Attestation signed by you (or any other information provided to Yahoo! in the course of negotiating or executing this offer letter).

For purposes of the Make-Whole Cash Bonus, the RSUs, the Stock Options, the Make-Whole RSUs and the non change in control severance policy, “Good Reason” shall be deemed to exist only if the Company shall fail to correct within 30 days after receipt of written notice from you specifying in reasonable detail the reasons you believe one of the following events or conditions has occurred (provided such notice is delivered by you no later than 30 days after the initial existence of the occurrence): (1) a material diminution of your then current aggregate base salary and Target Award (other than pro rata reductions that also affect substantially all other similarly situated employees) without your prior written agreement; (2) the material diminution of your authority, duties or responsibilities as set forth in this Agreement without your prior written agreement (for the avoidance of doubt, compliance with Restrictive Matter and/or accommodation of U.S. immigration requirements/restrictions will not constitute material diminution for purposes of this provision); or (3) the relocation of your position with the Company to a location (other than Sunnyvale, California or London, England) that is greater than 50 miles from Sunnyvale, California or London, England and that is also further from your principal place of residence, without your prior written agreement, provided that in all events the termination of your service with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than six (6) months following the initial existence of the occurrence of the event or condition claimed to constitute “Good Reason”.